KRONOS WORLDWIDE, INC. LAUNCHES $600 MILLION
 TERM LOAN B FINANCING

DALLAS, TEXAS – May 10, 2012 – Kronos Worldwide, Inc. (NYSE:  KRO) today announced it is launching a proposed $600 million senior secured term loan B.  Proceeds of the term loan would be used to refinance existing indebtedness, including the Kronos International, Inc. 6.5% senior secured notes due April 2013 (Euro 279.2 million principal amount outstanding).  The remaining proceeds would be used for general corporate purposes, which could include the payment of a special dividend in the amount of up to $1.00 per share.  While there can be no assurance that Kronos Worldwide will be able to obtain such a refinancing on acceptable terms, Kronos Worldwide believes it will be able to refinance the remaining senior secured notes before their maturity date.

Wells Fargo Securities, LLC will act as lead arranger and sole book runner.  To contact Wells Fargo, please call Jarred R. Cochran at 704-374-2856.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information.  Although Kronos Worldwide believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.

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